Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Rackspace US. Inc. (“Company”) and Vikas Gurugunti (“Employee”).

1.	TERM OF EMPLOYMENT

The employment period commences Aug. 12th, 2019 (“Start Date”) and ends on Aug. 13, 2021 (the “Employment Period”); however, the Employment Period will thereafter be automatically extended for one year periods unless either Company or Employee gives written notice of non-renewal no later than ninety days prior to the expiration of the then-applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.	TITLE AND EXCLUSIVE SERVICES

(a)

Title and Duties. Employee’s title is Executive Vice-President and General Manager, Rackspace Solutions and Services. Employee will perform job duties that are usual and customary for this position. This position will be based in San Antonio, Texas. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform.

(b)

Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing, during the Employment Period Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to the company’s standard approval policy, and the management of the Employee’s personal investments, to the extent such activities do not compete in a material way with the business of the Company.

3.	COMPENSATION AND BENEFITS

(a)	Base Salary. Employee shall be paid an annual base salary of $450,000 and shall be eligible for increases in base salary consistent with Company’s ordinary compensation cycles and process.

(b)

Annual Corporate Bonus. Employee is eligible for an annualized on-target bonus of 80% of annual salary, subject to the Rackspace Corporate Cash Bonus Plan and as approved by the board of directors or compensation committee.

(c)

Equity Award. In consideration for signing this Agreement, Company will recommend to the Executive Committee of the Board of Directors of Inception Topco, Inc. (the “Executive Committee”) a one-time recruiting grant of options to purchase 60,000 shares of Inception Topco, Inc. common stock, at a per share strike price equal to the fair market

Initials:
Company: MS
Employee: VG

value of a share of Inception Topco, Inc. common stock on the date of grant, pursuant to the Equity Incentive Plan (the “Equity Award”). The Executive Committee has ultimate authority over this recommended award and would have to issue final approval before it would be granted. The recommended equity award is expected to be presented for review and approval within ninety (90) days of the first date of employment and would be issued pursuant and subject to the Equity Incentive Plan and a form of agreement for similarly situated employees of the Management Equity Program, which outline the vesting schedule and other terms.

(d)

Signing Bonus. Subject to the clawback set forth below, Employee will be paid a signing bonus of $40,000, less withholdings and other ordinary payroll deductions, on the first reasonable payroll date following commencement of employment. Clawback: if Employee resigns without Good Reason or is terminated for Cause prior to the one-year anniversary of his employment, Employee shall repay to Company a pro rata portion of the Signing Bonus within thirty days following the end of employment.

(e)

Relocation Package. Employee agrees to relocate to San Antonio by December 31, 2019 (the “Relocation Date”). To assist with that relocation, Employee is eligible to receive a relocation package, the details of which are outlined in the attached Exhibit A. The relocation benefits will be administered by Company’s approved vendor, currently Relocation Synergy. In the event employment ends for any reason other than termination by the Company without Cause or by Employee for Good Reason within one year following the relocation to San Antonio, Employee agrees to reimburse the relocation expenses and relocation lump sum payment to Company. Employee agrees that the reimbursement amount owed to the Company shall be made immediately by a cash payment on or before Employee’s last date of employment. If Employee has not submitted the reimbursement amount to the Company as agreed to herein, Employee authorizes Company to deduct the reimbursement amount from any amount due to Employee, including any compensation or any pending expense reimbursements otherwise owed by Company to Employee. In the event Employee does not relocate to San Antonio on or before the Relocation Date, Employee agrees that Employee can be terminated for Cause under Section 8(d) and, in addition to any other available remedies, Employee will be required to reimburse the Company for any previously advanced payments paid to Employee.

(f)	PTO. Employee is eligible for PTO (paid time off) subject to the Employee Handbook.

(g)

Employment Benefit Plans. Employee may participate in employee benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(h)

Expenses. Company will reimburse or pay for Employee’s reasonable business expenses pursuant to Company policy. Prior to Employee’s relocation to San Antonio, Company will pay for Employee to commute, including airfare, hotel, meals, and local transportation.

Initials:
Company: MS
Employee: VG

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)

Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational information, sales information, marketing information, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	NON-HIRE OF COMPANY EMPLOYEES

(a)

To further preserve the Confidential Information, during employment and for twelve (12) months after employment ends, Employee will not, directly or indirectly, (i) hire or engage any current employee of Company; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.

(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

Initials:
Company: MS
Employee: VG

6.	NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS

To further preserve the Confidential Information, for twelve (12) months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company, to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with Employee or any of Employee’s affiliates for any business purpose deemed competitive with the business of the Company. The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment ends (the “Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells managed dedicated or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies; (ii) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services, all of the foregoing being defined for the purposes of this Agreement as “Competitive IT Services.” Notwithstanding the foregoing, Employee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business. Provided, that the forgoing restriction shall not prevent Employee from becoming an employee of or contractor for a division of any Competitive IT Services company so long as the division for which Employee will work does not provide Competitive IT Services, and as long as Employee does not, during the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for any division of such company that provides Competitive IT Services. The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION

Employee’s employment may be terminated prior to the end of this Agreement only by mutual written agreement or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)

Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than 180 days in any 12-month period, subject to applicable law.

Initials:
Company: MS
Employee: VG

(c)

Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” which is: (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual reduction in responsibilities and authority. If Employee elects to terminate Employee’s employment for “Good Reason,” Employee must first provide Company written notice within thirty (30) days, after which Company shall have sixty (60) days to cure. If Company has not cured and Employee elects to terminate employment, Employee must do so within ten (10) days after the end of the cure period

(d)	Termination By Company. Company may terminate Employee’s employment with or without Cause and determine the termination date. “Cause” means:

(i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company;

(ii) abandonment of duties (other than by reason of disability);

(iii) failure to follow lawful directives of the Company, or failure to meet reasonable performance objectives following a written warning and opportunity to cure for thirty (30) days;

(iv) a felony conviction or indictment, a plea of guilty or nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v) a material breach of this Agreement; or

(vi) a significant violation of Company’s employment and management policies.

9.	COMPENSATION UPON TERMINATION

(a)

Death. Company shall, within 30 days, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid base salary and bonus, subject to the terms of any applicable bonus plan, through the date of termination, and any payments required under applicable employee benefit plans.

(b)

Disability. Company shall, within 30 days, pay all accrued and unpaid base salary and bonus, subject to the terms of any applicable bonus plan, through the termination date and any payments required under applicable employee benefit plans.

Initials:
Company: MS
Employee: VG

(c)

Termination By Company For Cause: Company shall, within 30 days, pay to Employee, Employee’s accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits).

(d)

Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall determine the termination date and will pay accrued and unpaid base salary through the termination date, and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). If the termination date is before the end of the then current Employment Period, and if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, then Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the then current Employment Period (the “Severance Payments” or “Severance Pay Period”).

(e)	Termination With Severance.

(1)

Termination By Company Without Cause or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason, Company will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, (i) in periodic payments in accordance with ordinary payroll practices and deductions, the greater of Employee’s current base salary for twelve (12) months or the amount that would be provided by the severance guidelines that are prevailing at the time of termination based on the Employee’s location, and (ii) a pro rata bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which Employee’s termination occurs. The bonus amount shall be paid in a lump sum at the same time bonuses are paid to the Company’s other similarly situated employees. The payment made pursuant to this section are referred to as (the “Severance Payments” or “Severance Pay Period”).

(2)

Non-Renewal By Company - Severance: If Employee’s employment ends because Company gives notice of non-renewal under Section 1, Company shall determine the termination date, even if such date is prior to the end of the Employment Period and will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in

Initials:
Company: MS
Employee: VG

periodic payments in accordance with ordinary payroll practices and deductions, the greater of Employee’s current base salary for twelve (12) months or the amount that would be provided by the severance guidelines that are prevailing at the time of termination base on the Employee’s location (the “Severance Payments” or “Severance Pay Period”).

(3)	Employment by Competitor or Re-hire During Severance Pay Period:

(i) If Employee competes with Company or is hired or engaged in any capacity by any competitor of Company (to be determined in Company’s discretion) during any Severance Pay Period, then the Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. For purposes of this sub-section, a “competitor” of Company means: any business anywhere in the world that sells Competitive IT Services as defined in Section 7.

(ii) If Employee is rehired by Company during any Severance Pay Period, the Severance Payments shall cease.

10.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. If there is a separate signed agreement between Employee and the Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.

11.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise.

Initials:
Company: MS
Employee: VG

12.	GOVERNING LAW

This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States. Each of the Company and Employee (on behalf of itself and its affiliates) expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.

Employee acknowledges and agrees that Employee is advised to be represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement.

13.	DEFINITION OF COMPANY

“Company” shall include Rackspace US, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors.

14.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.	DISPUTE RESOLUTION

(a)

Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the

Initials:
Company: MS
Employee: VG

breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)

Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses.

Initials:
Company: MS
Employee: VG

16.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

17.	SECTION 409A COMPLIANCE

(a)

General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other agreement, arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)

Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Payments shall be payable unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-l(h) of the Department of Treasury Regulations; (ii) if the Employee is deemed at the time of Employee’s separation from service to be a “specified

Initials:
Company: MS
Employee: VG

employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the Severance Payments (after taking into account all exclusions applicable to such Severance Payment under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Severance Payments shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s Separation from service” with the Company (as such term defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 18(b) shall be paid to the Employee in a lump sum, and any remaining Severance Payments shall be paid as otherwise provided herein; (iii) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee’s right to receive installment payments of the Severance Payments shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit.

18.	WITHHOLDING

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

19.	EXCESS PARACHUTE PAYMENTS

If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect

Initials:
Company: MS
Employee: VG

to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company. For purposes of this Agreement, the ‘‘Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

20.	MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including the President and CEO or authorized officer of the Company, and approved by the Executive Committee as required by Company or its affiliates. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and the President and CEO or authorized officer of the Company that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties except as noted in Section 10 above. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Initials:
Company: MS
Employee: VG

If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Upon full execution by all parties, this Agreement shall be effective on the later date of the two signature dates below.

EMPLOYEE:

/s/ Vikas Gurugunti		Date: 07/02/2019
Vikas Gurugunti

COMPANY:

/s/ Mary Stich		Date: 7/2/19
Rackspace US, Inc.

By:	Mary Stich
Its:	Vice-President

Initials:
Company: MS
Employee: VG

Exhibit A

Relocation Summary for Vikas Gurugunti

Below is an outline of the relocation package being offered to you as part of your Employment Agreement.

The full relocation policy will be provided to you by the Company’s third-party relocation vendor during your initial consultation for your move to San Antonio. In the event of any conflicts between the policy and your Employment Agreement, the terms of your Employment Agreement will apply.

BENEFIT	DESCRIPTION
Lump Sum Allowance	Once your move is scheduled, Rackspace will provide you with a one-time lump sum allowance in the amount of $75,000.00 (gross), intended to assist with usual and customary out-of-pocket relocation expenses. The allowance will be funded by the relocation provider, currently Relocation Synergy Group (RSG). You are responsible for applicable taxes on the payment.

Temporary Living	Rackspace will provide you and your family with temporary accommodations up to a maximum of 60 days. RSG will book these arrangements for you in accordance with Rackspace guidelines. Rackspace will cover up to two trips home while in temporary living. Reimbursement of economy flights or mileage will be at the IRS current rate only.

Home Search Trip	Covered by lump sum allowance.

Final Relocation Trip	Covered by lump sum allowance.

Home Marketing Assistance	Referral to RSG approved broker; assistance with marketing strategies and contract negotiations. No home sale closing costs.

Home Search/Rental Assistance	Referral to RSG approved broker or rental agent; with preferred mortgage lender, if applicable. No new home closing costs will be covered.

Shipment of Household Goods	You are eligible for a full pack and move. (Pack, load, ship and unload household goods.) Fully insured. Up to two (2) automobiles, if moving over 500 miles. No storage.

Initials:
Company: MS
Employee: VG